Exhibit 10.27

Integrated Device Technology, Inc. (IDT)

Incentive Compensation Plan Document

Plan Purpose

Integrated Device Technology, Inc.’s (“IDT” or the “Company”) Incentive Compensation Plan (the “Plan”) has been established to help align participating IDT employees’ goals and efforts with the Company’s goals and direction. Through the Plan, a portion of an eligible employee’s total cash compensation opportunity will be directly linked to the annual business results of both the unit in which the employee works and Company-wide performance. This gives eligible employees a clear and direct stake in their own unit’s success and in the Company’s overall success. Under the Plan, achieving these goals will result in a cash bonus payment that rewards employees for their contributions toward the Company’s objectives.

The payment scale for this Plan is based on aligning and sharing the benefits of profitability between IDT’s stockholders and employees. In summary, this Plan is intended to:

•	Encourage outstanding performance (both Company-wide and individual);

•	Align and share the benefits of successful Company performance with eligible employees;

•	Enhance teamwork; and

•	Support a consistent process for establishing, measuring and rewarding performance.

Eligibility and Participation

Eligible employees are all exempt employees who are customarily employed for at least 20 hours per work week at the Director level and above, who have been employed during the Performance Period (as defined below), who are not participants in another IDT incentive program (e.g. the IDT Sales Incentive Program), and who are employed in good standing as of the last day of the Performance Period (“Eligible Employee”). Eligibility under the Plan may be affected by employment status as provided in more detail in the Employment Status Effect on Award section herein. Employees must be in Good Standing at the end of the Performance Period to be eligible for payment under the Plan. “Good Standing” for purposes of the Plan shall mean that the employee is not on a performance improvement plan or under any other types of disciplinary action.

The Committee (as defined below) may change the eligibility provisions of the Plan at any time.

Authority and Administration

The Plan will be administered under the authority and subject to the approval of the Compensation Committee of the Board of Directors (the “Committee”). The Committee will approve the total amount to be paid under the Plan for each Performance Period and the specific amounts to be paid to the CEO and the executive officers.

The Vice President of Human Resources is responsible for the preparation and coordination of all pertinent performance and award information required for Plan administration.

IDT Confidential	April, 2005

The Company reserves the right to modify, amend, cancel, or repeal the plan at any time.

Performance Period

The Performance Period is one year, directly coinciding with IDT’s fiscal year.

Performance Unit Program and Profit Sharing Plan

The performance unit program will be cancelled and replaced by this Plan. Eligible employees under this Plan are also no longer eligible to participate in the IDT Profit Sharing Plan as of April 4, 2005.

Individual Incentive Targets

Each Eligible Employee will be assigned an individual incentive target. This target will be established considering job level, job role, job function, competitive benchmarks, as well as accomplishment within the employee’s job level. The Individual Inventive Target may be adjusted at the sole discretion of the Company due to company, job, performance, or market changes. Incentive Targets will be expressed as a percent of base salary.

Unit Performance

During the annual Company-wide commit process before the beginning of the fiscal year each business unit will set objectives that must be approved by the CEO and CFO. The CFO’s objectives must be approved by the CEO. The CEO’s objectives must be approved by the Committee.

At the end of the Performance Period the level of unit achievement will be measured against each target objective, with a met target objective measuring 100% achievement. The average achievement level of all unit objectives represents the Unit Achievement Factor. Units must reach a minimum of 50% of their Unit Achievement Factor to be eligible for an incentive payout (threshold). The maximum Unit Achievement Factor and therefore the highest achievable factor is 125%.

Company-Wide Performance

The Committee shall approve the targeted overall non-GAAP Earnings Per Share (“EPS”) that will be used as the metric for Company-wide Performance. The specific threshold and maximum EPS performance values will also be approved by the Committee.

A Payout Leverage Scale will be developed based on the set threshold, target and maximum EPS values. The Scale will have specific achievement levels assigned to each EPS value, with the target EPS value measuring 110% achievement. The minimum EPS value to be achieved by the company will receive a 50% achievement factor (threshold) and the maximum EPS value to be achieved will receive a 200% achievement factor.

At the end of the Performance Period the level of Company-wide achievement will be determined by comparing the actual non-GAAP EPS to the established EPS target. The achievement factor assigned to the actual EPS performance represents the Company-wide Achievement Factor. An EPS achievement below the threshold will result in a 0% Company-wide Achievement Factor and an EPS achievement above the maximum will result in a 200% Company-wide Achievement Factor. Within the range, an EPS achievement must meet or exceed the metric in order to qualify for the designated Payout.

IDT Confidential	April, 2005

Calculation of Actual Incentive Payout

The Actual Incentive Payout for each Eligible Employee is calculated by multiplying the Individual Incentive Target by the Individual Base Salary (“Target Incentive Amount”). The Target Incentive Amount is then multiplied by the Unit Achievement Factor (“Unit Incentive Amount”). The Unit Incentive Amount is then multiplied by the Company-wide Achievement Factor (“Actual Incentive Payout”). If the Unit Achievement Factor is 0% (threshold not met), there will be no Actual Incentive Payout. If the EPS Achievement Factor is 0% (threshold not met), there will be no Actual Incentive Payout. Any Actual Incentive Payout amount may be modified by the Committee or IDT management, in their sole discretion, to reflect performance or other issues of Eligible Employees that they believe should be reflected in the Actual Incentive Payout.

Timing

Employees will be notified of their final objectives within the first quarter of a new Performance Period.

Finance will publish quarterly reports on the status of accomplishment of goals under the Plan versus objectives. However, due to the sensitivity of data certain measurements may not be published. The target payment date for Actual Incentive Payouts will be within approximately 45 days of the end of a Performance Period (“Payment Date”).

Award Determination and Payout

For purposes of the Plan, base pay will be defined as actual base salary paid for the period employed during the Performance Period (exclusive of any other compensation, such as overtime, premium pay, stock compensation, relocation payments, or any other bonus payment or incentive award).

Incentive Targets

All modifications to individual participation levels and performance criteria are only valid with written approval of the Vice President of HR and the CEO.

Transfer or Promotion to Different Incentive Level

If an Eligible Employee transfers from one unit to another or is assigned to a different job role during the Performance Period (or becomes eligible in the Plan during a Performance Period), the incentive target will be determined on a pro-rata basis, based on the number of months assigned to each unit. Partial months will be credited on a pro-rata basis. The Eligible Employee will be informed of a change in status at the time the change is made.

Relationship to Other Benefits

Payments under this Plan will be included in the definition of pay for purposes of IDT’s Deferred Compensation Plan in so far as the deferral election complies with all legislative requirements. Payments under this Plan may be deposited into IDT’s 401(k) and ESPP plans within the provisions of these plans, but will not be taken into account in determining life insurance and disability benefits.

International Eligible Employees

Payment of any Actual Incentive Payout for Eligible Employees who are located outside of the United States will be subject to applicable International laws and regulations relating to the payment of compensation in that jurisdiction. IDT will comply with all International laws when making Actual Incentive Payouts to Eligible Employees located outside of the United States under this Plan.

IDT Confidential	April, 2005

Employment Status Effect on Award

If all other qualifications are met, the following changes in employment status during the year may affect eligibility.

No payment will be awarded to employees who are not in Good Standing, who voluntarily resign or are terminated for Cause as of the last day of the Performance Period. For purposes of this Plan, a termination for “Cause” shall mean a termination due to the employee’s failure to satisfactorily perform his or her duties in the opinion of IDT management; the employee’s violation of IDT policies, procedures or rules; the employee’s breach of his/her confidentiality or proprietary rights agreement, or the employee’s conviction of any crime that harms IDT’s image, in each case as determined in good faith by the employee’s manager or the Board of Directors of the Company.

Change in Employment Status	Impact on Actual Incentive Payout
Entrance to Director level or above (i.e. promotion) mid (fiscal) year.	Pro-rated award based on time in position

Entrance to Director level or above as a new-hire employee after beginning of the fiscal year.	Pro-rated award based on time in position

Movement from one level to another after the beginning of the plan year.	Pro-rated award based on time in position

Leave of absence	Employees on a leave of absence for a period of less than 30 days will receive their full award on the Payment Date. Employees on a leave of absence for a period of more than 30 days during any Performance Period will receive a pro-rated award on the Payment Date based on time in position, to the extent that they remain employed by IDT on the last day of the Performance Period for which payment is to be made.

Involuntary termination (non-performance related)	Pro-rated award paid on the Payment Date, regardless of the termination date.

Involuntary termination (due to death or disability)	Pro-rated award paid on the Payment Date, regardless of the termination date.

Involuntary termination (all other)	No award

Voluntary resignation	No award

IDT Confidential	April, 2005

Beneficiary

An Eligible Employee may name a beneficiary to receive any Actual Incentive Payout earned up to the time of death. If such designation is not made, the beneficiary named for the regular employee benefit plans will be considered the named beneficiary.

Amendment or Termination of Plan

The Board shall have the right to amend, modify or terminate the Plan at any time without notice.

Severability

If any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

Construction

The section headings are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural, or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

No Right to Continued Employment

Nothing in this Plan shall be construed to give any person the right to remain in the employ of the Company. The Company reserves the right to terminate the employment of any person at any time and for any reason.

Governing Law

The Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to the conflict of law provisions thereof.

Integrated Device Technology, Inc.

By:	/s/ Clyde R. Hosein
Secretary

IDT Confidential	April, 2005